                                                                     EXHIBIT 3.1

         DEAN HELLER
         SECRETARY OF STATE
[SEAL]   204 NORTH CARSON STREET, SUITE 1
         CARSON CITY, NEVADA 89701-4299
         (775) 684 5708                                 FILED# C2323-68
         WEBSITE: SECRETARYOFSTATE.BIZ

         CERTIFICATE OF AMENDMENT                        FEB 25 2004
     (PURSUANT TO NRS 78.385 and 78.390)               IN THE OFFICE OF
                                                       /s/ Dean Heller
                                                DEAN HELLER, SECRETARY OF STATE.

IMPORTANT: READ ATTACHED INSTRUCTIONS BEFORE COMPLETING FORM.

                       ABOVE SPACE IS FOR OFFICE USE ONLY

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS

          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1. Name of corporation:

Centex Corporation

2. The articles have been amended as follows (provide article numbers, if available):

Article Fourth of the Restated Articles of Incorporation has been amended to read in its entirety as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is Three Hundred Five Million (305,000,000). All such shares are to have par value and are classified as (i) Five Million (5,000,000) shares of Preferred Stock ("Preferred Stock"), each share of such stock having such par value as the Board of Directors of the Corporation may from time to time designate in the resolutions providing for the issuance thereof, as hereinafter provided, and (ii) Three Hundred Million (300,000,000) shares of Common Stock (the "Common Stock"), each share of such stock having par value of $0.25.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: Majority

4. Effective date of filing (optional): __________________________________
                                         (must not be later than 90 days
                                         after the certificate is filed)

5. Officer Signature (required): /s/ Raymond G. Smerge Exec. Vice President,
                                     Chief Legal Officer and Secretary

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

THIS FORM MUST BE ACCOMPANIED     NEVADA SECRETARY OF STATE AM 78,385 AMEND 2003
BY APPROPRIATE FEES.                                        REVISED ON: 11/03/03
SEE ATTACHED FEE SCHEDULE.

                                             STATE OF NEVADA
                                            Secretary of State
                                 I hereby certify that this is a true and
                                 complete copy of the document as filed in this office.

                                             FEB 25 2004

                                 By /s/ Dean Heller
                                    -------------------------------------

         FILED
  IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
   STATE OF NEVADA

                            CERTIFICATE OF AMENDMENT

                                       OF

                       RESTATED ARTICLES OF INCORPORATION

          FEB 12 1998
          No C2323-68
        /s/ Dean Heller
DEAN HELLER, SECRETARY OF STATE

                                     *******

      Pursuant to the provisions of Section 78.390 of the Nevada General Corporation Law, CENTEX CORPORATION ("Corporation"), a Nevada corporation, by its Executive Vice President, Secretary and Chief Legal Officer, does hereby execute this Certificate of Amendment to its Restated Articles of Incorporation and does hereby certify as follows:

      1. On February 4, 1998, the stockholders of the Corporation adopted an amendment to its Restated Articles of Incorporation whereby Article Fourth was amended to read in its entirety as follows:

            FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is One Hundred Five Million (105,000,000). All such shares are to have a par value and are classified as (i) Five Million (5,000,000) shares of Preferred Stock ("Preferred Stock"), each share of such stock having such par value as the Board of Directors of the Corporation may from time to time designate in the resolutions providing for the issuance thereof, as hereinafter provided, and (ii) One Hundred Million (100,000,000) shares of Common Stock (the "Common Stock"), each share of such stock having a par value of $0.25.

      2. The number of shares of the Corporation that were outstanding at the time of the adoption of the above amendment to the Restated Articles of Incorporation of the Corporation was 29,690,412; the number of shares that were entitled to vote thereon was 29,690,412.

      3. The number of shares of the Corporation that were voted for the adoption of the above amendment to the Restated Articles of Incorporation of the Corporation was 23,825,938; the number of shares that were voted against such amendment was 242,902.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on behalf of the Corporation and has caused its corporate seal to be affixed hereto this 12th day of February 1998.

                                               CENTEX CORPORATION

                                          By: /s/ Raymond G. Smerge
                                              ----------------------------------
                                              Raymond G. Smerge
                                              Executive Vice President,
                                              Secretary and Chief Legal Officer

[SEAL OF CENTEX CORPORATION]

                                          By: /s/ Eleanor J. Thompson
                                             -----------------------------------
                                              Eleanor J. Thompson
                                              Assistant Secretary

                                    *******

STATE OF TEXAS       }
                     }
COUNTY OF DALLAS     }

      On this 12th day of February 1998, personally appeared before me, a Notary Public, Raymond G. Smerge, Executive Vice President, Chief Legal Officer and Secretary, and Eleanor J. Thompson, Assistant Secretary, of CENTEX CORPORATION, who acknowledged that they executed the above instrument.

[SEAL]

                                          By: /s/ Pam Burton
                                              ----------------------------------
                                              Notary Public
                                              My commission expires:

       DEAN HELLER                   STATE OF NEVADA                TELEPHONE 702.687.5203
    SECRETARY OF STATE        OFFICE OF THE SECRETARY OF STATE      FAX 702.687.3471
                                 101 N. CARSON ST., STE. 3          WEB SITE http://sos.state.nv.us
                               CARSON CITY, NEVADA 89701-4786       FILING FEE: $


          FILED
   IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
      STATE OF NEVADA

       NOV 06 1998
       No. C2323-68
      /s/ Dean Heller
DEAN HELLER, SECRETARY OF STATE

                            CERTIFICATE OF CORRECTION
                      (PURSUANT TO NRS 78.0295 AND 80.007)
                             - REMIT IN DUPLICATE -

1. The name of the CORPORATION for which correction is being made:
       Centex Corporation

2. Description of the original document for which correction is being made:
      Certificate of Amendment of Restated Articles of Incorporation

3. Filing date of the original document: 02/12/1998.

4. Description of the incorrect statement and the reason it is incorrect or the manner in which the execution or other formal authentication was defective:
   Typographical error -- The words "the first paragraph of" were omitted from the second line of the first certification between "whereby" and "Article".

5. Correction of the incorrect statement or defective execution or authentication:

            1. On February 4, 1998, the stockholders of the Corporation adopted an amendment to its Restated Articles of Incorporation whereby the first paragraph of Article Fourth was amended to read in its entirety as follows:

6. Signature:


                                Executive Vice President,
                                Chief Legal  Officer, General
By: /s/ Raymond G. Smerge       Counsel and Secretary          November 5, 1998
    --------------------------  -----------------------------  ----------------
    SIGNATURE OF CORPORATE      TITLE OF OFFICER               DATE
    OFFICER

[SEAL]

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

        FILED
 IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
   STATE OF NEVADA

      JUN 25 1993

                                    RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                               CENTEX CORPORATION

CHERYL A. LAU SECRETARY OF STATE
/s/ Cheryl A. Lau
No. 2323-68

      FIRST: The name of the corporation is CENTEX CORPORATION.

      SECOND: Its principal office in the State of Nevada is located at One East First Street, Reno, Washoe County, Nevada. The name and address of its resident agent is The Corporation Trust Company, One East First Street, Reno, Nevada.

      THIRD: The purpose of the Corporation is to engage in any lawful act, activity and/or business for which corporations may be organized under the General Corporation Laws of the State of Nevada.

      FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is Fifty Five Million (55,000,000). All such shares are to have a par value and are classified as (i) Five Million (5,000,000) shares of Preferred Stock (the "Preferred, Stock"), each share of such stock having such par value as the Board of directors of the Corporation may from time to time designate in the resolutions providing for the issuance thereof, as hereinafter provided, and (ii) Fifty Million (50,000,000) shares of Common Stock (the "Common Stock"), each share of such stock having a par value of $.25.

      The designations and the powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock and the Common Stock of the Corporation are as follows:

      A. Provisions Relating to the Preferred Stock.

            1. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors as hereafter prescribed.

            2. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

                  (i) Whether or not the class or series is to have voting
            rights, full or limited, or is to be without voting rights;

                  (ii) The number of shares to constitute the class or series and the designations thereof;

                  (iii) The par value, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

                  (iv) Whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

                  (v) Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

                  (vi) The dividend rate, whether dividends are payable in
            cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

                  (vii) The preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

                  (viii) Whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same of any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

                  (ix) Such other special rights and protective provisions with respect to any class or series as may to be Board of Directors deem advisable.

            3. The shares of each class or series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the

      Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such class or series, and the shares subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

            4. The shares of Preferred Stock, Series A, heretofore authorized in resolutions adopted by Unanimous Written Consents of the Board of Directors, dated February 17, 1970, and November 13, 1970, the shares of Preferred Stock, Series B, heretofore authorized in resolutions adopted by Unanimous Written Consent of the Board of Directors, dated February 17, 1970, and the shares of Preferred Stock, Series C, heretofore authorized in resolutions adopted by Unanimous Written Consent of the Board of Directors dated June 24, 1970, shall, notwithstanding anything else to the contrary, have the following voting power and privileges:

                  A. Each holder of Preferred Stock, Series A, Preferred Stock,
            Series B, or Preferred Stock, Series C, shall be entitled to one vote on each matter submitted to a vote of the stockholders for each whole share of Common Stock into which each share of Preferred Stock standing in such holder's name on the records of the Corporation is convertible, irrespective of whether or not the conversion privilege may be exercised by the holder of such Preferred Stock as of the record date for the determination of stockholders entitled to vote on each matter at the meeting of the stockholders called and held for such purpose.

                  B. Provisions Relating to the Common Stock.

                        1. Except as otherwise required by law, each holder of
                  Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder's name on the records of the Corporation on each matter submitted to a vote of the stockholders.

                        2. Subject to the rights of the holders of the Preferred
                  Stock, the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

                        3. Upon any liquidation, dissolution or winding up of
                  the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled (if any), or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.

                  C. General.

                        1. Subject to the provisions of law and the foregoing
                  provisions of these Articles of Incorporation, the Corporation may issue shares of its Preferred Stock and Common Stock from time to time for such consideration (not less than the par value or stated value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon and the holders of such shares shall not be liable for any further payments in respect of such shares.

                        2. No stockholder of this Corporation shall have, by
                  reason of his holding shares of any class of stock of this Corporation, any preemptive or preferential rights to purchase or subscribe for any other shares (including treasury shares) of any class of this Corporation now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder.

                        3. Cumulative voting by any stockholder is hereby
                  expressly denied.

      FIFTH: The members of the governing board shall be styled "directors" and the number thereof shall be not less than three (3) nor more than thirteen (13), the exact number to be fixed as provided by the Bylaws of the Corporation, provided that the number so fixed as provided by the Bylaws may be increased or decreased within the limits above specified from time to time as provided by the Bylaws.

      The names and post office addresses of the first Board of Directors, which shall consist of three (3) members, are as follows:

           Name                          Address

      Frank M. Crossen         4600 Republic National Bank Tower
                               Dallas, Texas 75201

      Paul R. Seegers          4600 Republic National Bank Tower
                               Dallas, Texas 75201

      E. L. Higgins            4600 Republic National Bank Tower
                               Dallas, Texas 75201

      SIXTH: The names and post office addresses of each of the incorporators signing the Articles of Incorporation are as follows:

                Name                Address

      Donald L. Carano         2520 Faretto Drive
                               Reno, Nevada 89502

      Linda A. Barozzi         3485 Bryan Street
                               Reno, Nevada 89503

      Marilyn Hart             19765 Miner Lane
                               Reno, Nevada 89502

      SEVENTH: The Corporation shall have perpetual existence.

      EIGHTH: The Board of Directors is expressly authorized to make, repeal, alter, amend or rescind the Bylaws of the Corporation. The stockholders of the Corporation shall not make, repeal, alter, amend or rescind the Bylaws of the Corporation except by the vote of the holders of 66 2/3 percent or more of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class. In addition to any requirement of law and any other provisions of these Articles of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article Fourth of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of 66 2/3 percent or more of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article Eighth.

      NINTH: No contract or other transaction between the Corporation and any other corporation and no other act of the Corporation shall, in the absence of fraud, be invalidated or in any way affected by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in such contract, transaction, or other act, or are directors or officers of such corporation. Any director of the Corporation, individually or any firm or association of which any such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that he individually or such firm or association is so interested shall be disclosed or shall have been known to the Board of Directors or a majority of such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such contract or transaction shall be taken; and any director of the Corporation who is a director or officer of such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction and may vote thereat to authorize any such contract or transaction with like force and effect as if he were not such director or officer of such other corporation or not so interested; every director of the Corporation being hereby relieved from any disability which might otherwise prevent him from carrying out transactions with or contracting with the Corporation for the benefit of himself or any firm or corporation, association, trust or organization in which or with which he may be in anywise interested or connected.

      TENTH:

            1. Elimination of Director or Officer Liability.

            No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer occurring on or after July 15, 1987; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this paragraph 1 of Article TENTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

            2. Indemnification.

                  (a) The Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys, fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                  (b) The Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

                  (c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subparagraphs (a) and (b), or in defense of any claim, issue or matter therein, he must be indemnified by the Corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense.

                  (d) Any indemnification under subparagraphs (a) and (b),
            unless ordered by a court or advanced pursuant to subparagraph (e), must be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (1) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or (2) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (3) if a quorum Consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion, or (4) by the stockholders.

                  (e) The expenses of officers and directors incurred in
            defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it shall be determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. The provisions of this subparagraph do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise.

                  (f) The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this paragraph 2 of Article TENTH (1) shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders disinterested directors, or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subparagraph (b) or for the advancement of expenses made pursuant to subparagraph (e), may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and (2) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

                  (g) To the extent permitted by law, the Corporation shall have power to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and any liability and expenses incurred by him in any such capacity or arising out of his status as such.

      ELEVENTH: The vote of stockholders of the Corporation required to approve Business Combinations (as hereinafter defined) shall be as set forth in this Article Eleventh.

            1. Higher Votes Required for Certain Business Combinations. In addition to any affirmative vote required by law or by these Articles of Incorporation or any resolution or Resolutions of the Board of Directors adopted pursuant to Article Fourth of these Articles of Incorporation, and except as otherwise expressly provided in paragraph 3 of this Article
      Eleventh:

                  (a) any merger or consolidation of the Corporation with (i)
            any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) that is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

                  (b) any sale, lease, exchange, mortgage, pledge, transfer, or dividend or distribution (other than on a pro rata basis to all stockholders) or other disposition (in one transaction or a series of transactions) to, with or from any Interested Stockholder or any

            Affiliate or Associate of any Interested Stockholder of any assets of the Corporation or of any Subsidiary having an aggregate Fair Market Value of $40,000,000 or more; or

                  (c) the issuance or transfer by the Corporation or any
            Subsidiary (in one transaction or a series of transactions) to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of any securities of the Corporation or any Subsidiary in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $40,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary that were not acquired by such Interested Stockholder (or such Affiliate or Associate) from the Corporation or a Subsidiary; or

                  (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

                  (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries, or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder), which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of stock or securities convertible into stock of the Corporation or any Subsidiary that is directly or indirectly beneficially owned by any

            Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

                  (f) any series or combination of transactions directly or
            indirectly having the same effect as any of the foregoing; or

                  (g) any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing;

      shall not be consummated without (i) the affirmative vote of the holders of at least 66 2/3 percent of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors ('Voting Stock'), and (ii) the affirmative vote of a majority of the combined voting power of the then outstanding shares of Voting Stock held by Disinterested Stockholders, in each case voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by these Articles of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article Fourth of these Articles of Incorporation or in any agreement with any national securities exchange or otherwise.

            2. Definition of 'Business Combination'. The term 'Business Combination' as used in this Article Eleventh shall mean any transaction that is referred to in any one or more of subparagraphs (a) through (g) of paragraph 1 of this Article Eleventh.

            3. Exceptions to Higher Voting Requirements. The provisions of paragraph 1 of this Article Eleventh shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation and any resolution or resolutions of the Board of Directors adopted pursuant to Article Fourth of these Articles of Incorporation, if all the conditions specified in either of the following subparagraphs (a) or (b) are met:

                  (a) all the six conditions specified in the following clauses
            (i) through (vi) shall have been met:

                        (i) if the transaction constituting the Business
                  Combination shall provide for a consideration to be received by holders of the Common Stock in exchange for all their shares of the Common Stock, the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of the Common Stock in such Business Combination shall be at least equal to the highest of the following:

                              (A) (if applicable) the highest per share price
                        (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of the Common Stock beneficially owned by the Interested Stockholder that were acquired (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher; and

                              (B) the Fair Market Value per share of the Common
                        Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                        (ii) if the transaction constituting the Business
                  Combination shall provide for a consideration to be received by holders of any class or series of outstanding Voting Stock other than the Common Stock, the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of shares of such Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause (a)(ii) shall be required to be met with respect to every class and series of such outstanding Voting Stock, whether or not the Interested Stockholder beneficially owns any shares of a particular class or series of Voting Stock):

                              (A) (if applicable) the highest per share price
                        (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Interested Stockholder that were acquired (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested-Stockholder, whichever is higher;

                              (B) (if applicable) the highest preferential
                        amount per share to which the holders of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of this corporation; and

                              (C) the Fair Market Value per share of such class
                        or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                        (iii) the consideration to be received by holders of a
                  particular class or series of outstanding Voting Stock (including the Common Stock) shall be in cash or in the same form as was previously paid in order to acquire shares of such class or series of Voting Stock that are beneficially owned by the Interested Stockholder, and if the Interested Stockholder beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock beneficially owned by it; and

                        (iv) after such Interested Stockholder has become an
                  Interested Stockholder and prior to the consummation of such Business Combination:

                              (A) except as approved by a majority of the
                        Disinterested Directors, there shall have been no failure to declare and pay at the regular dates therefor the full amount of any dividends (whether or not cumulative) payable on any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation;

                              (B) there shall have been no reduction in the
                        annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and

                              (C) such Interested Stockholder shall not have
                        become the beneficial owner of any additional shares of Voting Stock except as part of the transaction in which it became an Interested Stockholder; and

                        (v) after such Interested Stockholder has become an
                  Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance provided by the Corporation whether in anticipation of or in connection with such Business Combination or otherwise; and

                        (vi) a proxy or information statement describing the
                  proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of Such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions); and/or

                  (b) such Business Combination shall have been approved by a majority of the Disinterested Directors.

            4. Certain Definitions. For purposes of this Article Eleventh:

                  (a) A 'person' shall mean any individual, firm, group,
            corporation, partnership, trust or other entity or any 'person' or 'group' of persons or entities (as such terms are used in Regulation 13d under the Securities Exchange Act of 1934 (the 'Exchange Act') as in effect on May 1, 1984).

                  (b) 'Interested Stockholder' shall mean any person (other than the Corporation or any Subsidiary) who or that:

                        (i) is, at the date in question, the beneficial owner
                  (as hereinafter defined), directly or indirectly, of 20 percent or more of the combined voting power of the then outstanding shares of Voting Stock; or

                        (ii) is an Affiliate of the Corporation and at any time
                  within the two-year period immediately prior to the date in question was the beneficial owner (as hereinafter defined), directly or indirectly, of 20 percent or more of the combined voting power of the then outstanding shares of Voting Stock; or

                        (iii) is an assignee of or has otherwise succeeded to
                  the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions other than a public offering within the meaning of the Securities Act of 1933.

                  (c) 'Disinterested Stockholder' shall mean a stockholder of the Corporation who is not an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder.

                  (d) A person shall be a 'beneficial owner' of any Voting
            Stock:

                        (i) as to which such person or any of its Affiliates or
                  Associates is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act as in effect on May 1, 1984), directly or indirectly; or

                        (ii) that such person or any of its Affiliates has (A)
                  the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote or to direct the voting of pursuant to any agreement, arrangement or understanding, or otherwise; or

                        (iii) that are beneficially owned, directly or
                  indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                  (e) For the purposes of determining whether a person is an
            Interested Stockholder pursuant to subparagraph (b) of this paragraph 4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such person through application of subparagraph (d) of this paragraph 4 but shall not include any other shares of Voting Stock that may be issuable to other persons pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise.

                  (f) 'Affiliate' and 'Associate' shall have the respective
            meanings ascribed to such terms in Rule 12b-2 under the Exchange Act as in effect on May 1, 1984.

                  (g) 'Subsidiary' shall mean any corporation more than 50
            percent of whose outstanding stock having ordinary voting power in the election of directors is owned by the Corporation, by a Subsidiary or by the Corporation and one or more Subsidiaries; provided, however, that for the purposes of the definition of Interested Stockholder set forth in subparagraph (b) of this paragraph 4, the term 'Subsidiary' shall mean only a corporation of which a majority of each class of equity security is owned by the Corporation, by a Subsidiary or by the Corporation and one or more Subsidiaries.

                  (h) 'Disinterested Director' shall mean any member of the
            Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, any Interested Stockholder and was a member of the Board of Directors immediately prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor to a Disinterested Director who is unaffiliated with, and not a nominee of, any Interested Stockholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

                  (i) 'Fair Market Value' shall mean: (A) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the New York Stock Exchange Composite Tape, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (B) in the case of stock of any class or series that is not traded on any securities exchange or in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such stock or property, as the case may be, on the date in question as determined by a majority of the Disinterested Directors in good faith.

                  (j) 'Announcement Date' shall mean the date of first public announcement of the proposed Business Combination.

                  (k) 'Determination Date' shall mean the date on which an
            Interested Stockholder becomes an Interested Stockholder.

            5. Determinations by the Board of Directors. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Eleventh, including, without limitation, (a) whether a person is an Interested Stockholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another person, (d) whether the requirements of paragraph 3 of this Article Eleventh have been met with respect to any Business Combination, and (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $40,000,000 or more, and the good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article Eleventh.

            6. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article Eleventh shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

            7. Amendments. In addition to any requirement of law and any other provisions of these Articles of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article Fourth of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of (i) 66 2/3 percent or more of the combined voting power of the then outstanding shares of Voting Stock and (ii) the affirmative vote of a majority of the combined voting power of the then outstanding shares of Voting Stock held by Disinterested Stockholders, in each case voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article Eleventh.

      TWELFTH: Subject to the rights of the holders of the Preferred Stock or any other class or series of stock that may have a preference over the Common

Stock as to dividends or upon liquidation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of the Preferred Stock or any other class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or as otherwise provided in the Bylaws of the Corporation. In addition to any requirement of law and any other provisions of these Articles of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article Fourth of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of 66 2/3 percent or more of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article Twelfth.

      IN WITNESS WHEREOF, Centex Corporation has caused its Vice President, Chief Legal Officer and Secretary and its Associate General Counsel and Assistant Secretary to execute this Restated Articles of Incorporation of Centex Corporation on this 23rd day of June 1993.

                                         By: /s/ RAYMOND G. SMERGE
                                             -----------------------------------
                                             Raymond G. Smerge
                                             Vice President, Chief Legal Officer
                                               and Secretary

                                         By: /s/ JAMES H. GRAASS
                                             -----------------------------------
                                             James H. Graass
                                             Associate General Counsel and
                                               Assistant Secretary

STATE OF TEXAS    }
                  }
COUNTY OF DALLAS  }

      Raymond G. Smerge and James H. Graass, being first duly sworn, depose and say as follows:

      That Raymond G. Smerge is Vice President, Chief Legal Officer and Secretary of Centex Corporation, the corporation mentioned and described in the foregoing Restated Articles of Incorporation of Centex Corporation; that James
H. Graass is the Associate General Counsel and Assistant Secretary of said corporation; that said officers were authorized to execute this Certificate by resolution of the Executive Committee of the Board of Directors of said corporation duly adopted by unanimous consent of such Executive Committee on June 23, 1993; and that the foregoing instrument correctly sets forth the complete text of the Articles of Incorporation of Centex Corporation as amended to the date hereof.

                                         By: /s/ Raymond G. Smerge
                                             -----------------------------------
                                            Raymond G. Smerge
                                            Vice President, Chief Legal Officer
                                               and Secretary

                                         By: /s/ James H. Graass
                                             -----------------------------------
                                             James H. Graass
                                             Associate General Counsel and
                                               Assistant Secretary

STATE OF TEXAS        }
                      }
COUNTY OF DALLAS      }

      On this 23rd day of June, 1993, personally appeared before me, a Notary Public, Raymond G. Smerge, Vice President, Chief Legal Officer and Secretary of Centex Corporation, and James H. Graass, Associate General Counsel and Assistant Secretary of Centex Corporation, who severally acknowledged that they executed the above instrument.

[SEAL]

                                     By: /s/ Betty Newman
                                         ---------------------------------------
                                         Notary Public in and for the State of
                                         Texas. My commission expires:
                                         5/14/96

               THIS FORM SHOULD ACCOMPANY AMENDED AND/OR RESTATED
               ARTICLES OF INCORPORATION FOR A NEVADA CORPORATION

1. Name of corporation: Centex Corporation

2. Date of adoption of Amended and/or Restated Articles: June 23, 1993

3. If the articles were amended, please indicate what changes have been made:
   None

   (a) Was there a name change? Yes [ ] No [x]. If yes, what is the new name?

      --------------------------------------------------------------------------
   (b) Did you change your resident agent? Yes [ ] No [x]. If yes, please indicate new address:

      --------------------------------------------------------------------------

   (c) Did you change the purposes? Yes [ ] No [x] Did you add Banking? [ ]. Gaming? [ ], Insurance? [ ], None of these? [x].

   (d) Did you change the capital stock? Yes [ ] No [x]. If yes, what is the new capital stock?

      --------------------------------------------------------------------------

   (e) Did you change the directors? Yes [ ] No [x]. If yes, indicate the change:------------------------------------------------------------------

      --------------------------------------------------------------------------

   (f) Did you add the directors liability provision? Yes [ ] No [x].

   (g) Did you change the period of existence? Yes [ ] No [x] If yes, what is the new existence?

      --------------------------------------------------------------------------

   (h) If none of the above apply, and you have amended or modified the articles, how did you change your [ILLEGIBLE]----------------------------

      --------------------------------------------------------------------------

                 Restatement of information currently on record

                                                By  /s/ James H. Graass
                                                    ----------------------------
                                                Name: James H. Graass
                                                Title: Assistant Secretary
                                                Date: June 24, 1993

      FILED
  IN THE OFFICE
SECRETARY OF STATE
 STATE OF NEVADA

JUN 25 1993
2323-68
CHERYL A. LAU SECRETARY OF STATE

STATE OF Texas               }
                             } ss.
COUNTY OF Dallas             }

On June 24, 1993 personally appeared before me, a Notary Public, James H. Graass, who acknowledged that [ILLEGIBLE] executed the above document.

[SEAL]

                                  By: /s/ Betty Newman
                                      ------------------------------------------
                                      Betty Newman, Notary Public in and for the
                                      State of Texas. My commission expires:
                                      May 14, 1996

                                                                   RECEIVED
                                                                  JUN 25 1993
                                                                  [ILLEGIBLE]
                                                              Secretary of State